In connection with the Annual Report of Cytation Corporation (the "Company") on Form 10-KSB for the period ending December 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Richard Fisher, Chairman of the Board, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act, that:

(1)  The Report fully complies with Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)  The Information contained in the Report fairly represents, in all material aspects, the financial condition and result of operations of the Company.

By: /s/  Richard Fisher
Richard Fisher, Chairman of the Board

April 12, 3004